News Release

FOR IMMEDIATE RELEASE                                                                                            CONTACT

November 15, 2005 Craig Renner                                                                                                                                301-843-8600

AMERICAN COMMUNITY PROPERTIES TRUST ANNOUNCES RESTATEMENT OF FINANCIAL RESULTS FOR 2002 THROUGH 2004 AND THE FIRST TWO QUARTERS OF 2005,

ANNOUNCES RESULTS FOR QUARTER ENDED SEPTEMBER 30, 2005 AND DECLARES $0.10 CASH DIVIDEND

ST. CHARLES, MD.-American Community Properties Trust ("ACPT" or the "Company") (AMEX, PSE:APO) announced today that it will restate its audited financial statements for the years ended December 31, 2002, 2003 and 2004, and its unaudited financial statements for the two previously reported quarters of 2005 to correct previously reported amounts related to income tax matters. All quarterly information in this press release is presented on a restated basis.

During the fourth quarter 2005, the Company determined that certain intercompany interest was subject to a U.S. withholding tax when the interest is paid. This withholding obligation had not been previously accrued when the interest income was earned. This adjustment will decrease net income by $45,000 and $48,000 for the three months ended March 31, 2005 and June 30, 2005, respectively, and $149,000, $141,000 and $148,000 for the years ended December 31, 2004, 2003 and 2002, respectively, and decrease retained earnings as of December 31, 2001 by $469,000 related to the period from 1998 through the end of 2001.

In addition, at the same time the Company determined that certain income from our Puerto Rico operations could be treated as income of ACPT even though it was not distributed to ACPT. This undistributed income may not constitute qualifying income for purposes of the publicly traded partnership ("PTP") provisions of the Internal Revenue Code and could affect ACPT's tax status as a PTP. The Company believes that maintaining our PTP status is in the best interest of ACPT and its shareholders. Accordingly, the Company is actively pursuing alternatives available under the Internal Revenue Code to maintain our PTP status. One possible result is that the Company may be required to pass taxable income through to the current shareholders to maintain its PTP status. If such an outcome were reached, the Company would plan to declare and pay dividends adequate to offset any additional tax burden incurred by shareholders. However, if the Company is unsuccessful in its efforts to preserve its PTP status, ACPT would be subject to U.S. federal income taxes at regular corporate rates. The Company cannot predict whether it will be successful in its efforts to preserve its PTP status and, accordingly, the Company has decreased net income, by $142,000 and $154,000 for the three months ended March 31, 2005 and June 30, 2005, respectively, and $474,000, $416,000 and $471,000 for the years ended December 31, 2004, 2003 and 2002, respectively, and decreased retained earnings as of December 31, 2001 by $3,008,000 for the period 1998 through the end of 2001 for this matter. The estimated amounts accrued for this matter remain subject to final resolution with the IRS and therefore are subject to change.

The matters noted above have been discussed with the Audit Committee, Board of Trustees and our independent registered public accounting firm, Ernst & Young LLP. The Company will include the restated results in amendments to its 2004 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for the quarters ended June 30 and March 31, 2005 when these filings are made, which is expected to occur within the next few weeks. In the interim, investors should no longer rely on the financial statements currently on file with the SEC including the financial statements for the three years ended December 31, 2004 in the registrant's Form 10-K for the year ended December 31, 2004 and the related independent auditor's report thereon, and the unaudited financial statements for all interim periods through June 30, 2005.

"This tax matter was unexpected and very disappointing." said J. Michael Wilson, Chairman and Chief Executive Officer. "We will work diligently to get the issue resolved as soon as possible."

ACPT also announced today that the Company's Board of Trustees authorized a cash dividend of $0.10 per share on the 5,197,954 common shares outstanding. The dividend will be payable on December 14, 2005 to shareholders of record on November 30, 2005.

Results for Quarter Ended September 30, 2005

ACPT announces net income of $1,905,000, or $0.37 per share, on revenue of $40,609,000 for the nine months ended September 30, 2005. This compares to net income of $1,653,000, or $0.32 per share, on revenue of $37,326,000 for the nine months ended September 30, 2004.

            For the quarter ended September 30, 2005, the Company reported net income of $389,000, or $0.07 per share, on revenues of $12,136,000. This compares to a net income of $66,000, or $0.01 per share, on revenues of $8,775,000 for the same period in 2004.

            "ACPT continues to be well-positioned to capitalize on the strong demand for housing lots and rental housing in the Washington-Baltimore and San Juan, Puerto Rico metropolitan areas," said Mr. Wilson. "The Company's investments in infrastructure improvements in St. Charles' Fairway Village, homebuilding operations in Parque Escorial, and rental apartment acquisitions provide a solid foundation for ACPT to continue its solid operating performance during the first three quarters."

           Edwin L. Kelly, President and Chief Operating Officer, attributed the increase in revenue and net income to an increase in community development land sales in the United States, and an increase in revenue from the Company's rental apartments. In St. Charles, community development revenues were $6,485,000 for the nine months and $4,161,000 for the three months ended September 30, 2005, compared to $3,162,000 and $925,000 respectively for the same periods in 2004. During the third quarter of 2005, the Company sold 35 lots in Fairway Village to Lennar Corp. at an average initial price of $100,000 per lot, compared to 10 lots at an average initial price of $90,000 per lot for the same period in 2004. The Company expects to deliver an additional 50 lots in Fairway Village to Lennar Corp. during the fourth quarter.

            Rental property revenues from the Company's United States apartment portfolio increased $2,761,000 in the first nine months of 2005, compared to the same period of 2004. Mr. Kelly attributed the increase to the purchase of three apartment properties near Baltimore, Maryland in 2004 and 2005, and the conversion of a St. Charles-based property from subsidized to fair market rents in July 2004.

In Parque Escorial, the Company commenced occupancy of a self-constructed 57,000 square foot office building during the third quarter. As of September 30, 2005, 32% of the space was leased, which includes 20% leased by IGP, the Company's Puerto Rico subsidiary. In addition, the Company reported that 55 condominium units in Torres del Escorial, the newest section of the planned community, were under contract as of September 30, 2005. The Company expects to begin closing on the contracts in the fourth quarter, at an average sales price of $241,000 per unit.

In August, the Company secured a $27 million non-recourse loan that will enable it to begin construction of a new 252-unit apartment property, Sheffield Greens Apartments, in St. Charles' Fairway Village. Sheffield Greens will consist of nine buildings on a 16-acre site and will include 1- and 2-bedroom units ranging in size from 800 to 1,400 square feet. The construction loan will mature in September 2007 and at such time will convert into a 40-year non-recourse permanent mortgage. Construction of Sheffield Greens will commence in the fourth quarter of 2005, with occupancy projected to begin in the fourth quarter of 2006.

Mr. Kelly emphasized that the Company's operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

            ACPT, with operations in Maryland and Puerto Rico, specializes in community development, investment properties, and asset management services.  Its shares are listed on the American and Pacific Stock exchanges under the symbol AmCmntyProp (APO).

            When filed, ACPT's Form 10-Q will be available via the Internet at http://www.acptrust.com.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements related to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to changes in market demand and acceptance of company products, impact of competitive products and pricing, dependence on third-party suppliers, changes in government regulations, and the normal cyclical nature of the real estate industry. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-Q on file with the Securities and Exchange Commission.

AMERICAN COMMUNITY PROPERTIES TRUST

Financial Highlights (Unaudited)

	For the Nine Months Ended		For the Three Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
		(Restated)		(Restated)

Revenues	$ 40,609,000	$ 37,326,000	$ 12,136,000	$ 8,775,000

Expenses	33,812,000	31,831,000	9,945,000	7,792,000

Operating Income	6,797,000	5,495,000	2,191,000	983,000

Other Income/(Expenses)	(3,605,000)	(2,992,000)	(1,262,000)	(851,000)

Income before provision for income taxes	3,192,000	2,503,000	929,000	132,000

Provision for income taxes	1,287,000	850,000	540,000	66,000

Net income	$ 1,905,000	$ 1,653,000	$ 389,000	$ 66,000
Earnings per share
Basic and Diluted	$0.37	$0.32	$0.07	$0.01
Weighted average shares outstanding
Basic and Diluted	5,194,000	5,192,000	5,198,000	5,192,000

Cash dividends declared per share	$0.30	$0.25	$0.10	$0.10

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